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                                                                   Exhibit 20.11

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[LOGO]    LETTERHEAD LML Payment Systems                         news release
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                      LML ENHANCES INTELLECTUAL PROPERTY

   United States Patent and Trademark Office Issues Notice of Allowance for New Patent Describing Corporate Checks and Electronic Fund Transfers for
                          Electronic Checking System

VANCOUVER, BC, March 8, 2001 - LML PAYMENT SYSTEMS INC. (the "Corporation") (Nasdaq: LMLP) is pleased to announce that its subsidiary ChequeMARK Patent Inc. has received a Notice of Allowance from the United States Patent and Trademark Office for a new patent based upon United States Patent Application Serial No. 09/562,303. The new patent describes corporate checks and electronic fund transfers (EFT) and relates to existing United States Patent No. 6,164,528 regarding Internet checking transactions and United States Patent No. 5,484,988 regarding a "Checkwriting point-of-sale system," which, through a centralized database and authorization system, is capable of providing and administering various electronic payment services for customers and businesses. The Corporation believes this new patent should be issued in the next few months.

"We are extremely pleased with our progress regarding the development of our intellectual property," said Corporation President and CEO Patrick H. Gaines. "The new patent will result in an important enhancement to our existing intellectual property estate, particularly in the area of business to business applications and electronic fund transfers, and should provide additional protection for our system. We continue to seek added patent protection for our inventions and improvements and we are clearly looking forward to practicing, protecting and realizing economic gain from our innovations."

LML Payment Systems is a financial payment processor providing selective routing, including real-time monitoring of debit, credit and EBT transactions for authorization and settlement through our operating subsidiaries and our flagship transaction processing product REPS (Retail Electronic Payment System). We also specialize in providing end-to-end check processing solutions including electronic check verification, electronic check re-presentment (whereby returned paper checks are re-presented for payment electronically), Electronic Check Conversion (whereby paper checks are converted into electronic transactions) and check collection to supermarkets, grocery stores, multilane retailers, convenience stores and other national, regional and local retailers.

Statements contained in this news release which are not historical facts are forward-looking statements, subject to uncertainties and risks. For a discussion of the risks associated with the Corporation's business, please see the documents filed by the Corporation with the SEC.

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CONTACTS:      Patrick H. Gaines
               President and CEO             Investor Relations
               LML Payment Systems Inc.      LML Payment Systems Inc.
               (604) 689-4440                (800) 888-2260